As filed with the Securities and Exchange Commission on January 10, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANZ SE

(Exact Name of Registrant as Specified in its Charter)

Federal Republic of Germany	None
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Königinstrasse 28,

80802 Munich,

Germany

(Address of Principal Executive Offices)

Allianz Employee Stock Purchase Plan for Employees of the

North American Allianz Group Companies

(Full Title of the Plan)

Raymond J. Fisher,

Allianz of America Corporation,

77 San Marin Drive,

Novato, California 94998,

(415) 899-2693

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, without par value (1)	250,000	$204.47	$51,117,500	$5,469.57

(1)	These shares may be represented by the Registrant’s American Depositary Shares, each of which represents one-tenth of one ordinary share. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-136367).
(2)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant’s ordinary shares on the Frankfurt Stock Exchange as reported by Xetra on January 8, 2007 of €157.01 per ordinary share translated into U.S. dollars at the noon buying rate in New York City for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York on that date of $1.3023 per €1.00.

PART I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The rules of the Securities and Exchange Commission (the “Commission”) allow Allianz SE (“Allianz” or the “Registrant”) to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 20-F as of and for the year ended December 31, 2005, filed with the Commission on April 6, 2006 (File No. 1-15154);

2. Current Reports on Form 6-K of the Registrant dated May 12, 2006, August 11, 2006 and November 14, 2006.

3. The description of the Registrant’s American Depositary Shares and the Registrant’s Ordinary Shares contained in the Registration Statement on Form 20-F, filed with the Commission on October 31, 2000 (File No. 1-15154) under the heading “Description of Securities to be Registered”.

To the extent designated therein, certain Reports on Form 6-K and all documents subsequently filed by the Registrant or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

As a general matter, the laws of Germany do not provide for indemnification of the members of the Board of Management or the Supervisory Board. Exceptions are subject to limited instances and need to be essential for the company’s well-being. However, under German labor law, a company may indemnify its officers, and under certain circumstances, may be required to do so. Subject to restrictions imposed by German law, the Registrant maintains liability insurance for the members of the Board of Management and Supervisory Board and certain senior employees.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number
3.1	English Translation of Statutes of Allianz SE.

4.1	Deposit Agreement by and between Allianz SE (formerly Allianz Aktiengesellschaft), JPMorgan Chase Bank (formerly Morgan Guaranty Trust Company of New York), and all holders from time to time of ADRs issued thereunder, dated November 3, 2000. Previously filed as an Exhibit to Registration Statement No. 333-12750, which is incorporated herein by reference.

4.2	Form of American Depository Receipt. Previously filed as an Exhibit to Registration Statement No. 333-136367, which is incorporated herein by reference.

4.3	Allianz Employee Stock Purchase Plan for Employees of the North American Allianz Group Companies, dated January 1, 2007.

5.1	Opinion of General Counsel of Allianz SE.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprüfungsgesellschaft.

23.2	Consent of General Counsel of Allianz SE (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on this 10th day of January 2007.

ALLIANZ SE

By:	/s/ Michael Diekmann
Name:	Michael Diekmann
Title:	Chief Executive Officer

By:	/s/ Dr. Helmut Perlet
Name:	Dr. Helmut Perlet
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Peter Hemeling and Stephan Theissing, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign and to do any and all things and execute any and all instruments that such attorneys-in-fact and agents may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Management Board or as authorized U.S. representative of the Registrant, this Registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, and his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Michael Diekmann Michael Diekmann	Chairman, Management Board (Principal Executive Officer)	January 10, 2007

/s/ Dr. Helmut Perlet Dr. Helmut Perlet	Member, Management Board (Principal Financial Officer and Principal Accounting Officer)	January 10, 2007

/s/ Dr. Paul Achleitner Dr. Paul Achleitner	Member, Management Board	January 10, 2007

Clement B. Booth	Member, Management Board	January 10, 2007

/s/ Jan R. Carendi Jan R. Carendi	Member, Management Board	January 10, 2007

Enrico Tomaso Cucchiani	Member, Management Board	January 10, 2007

/s/ Dr. Joachim Faber Dr. Joachim Faber	Member, Management Board	January 10, 2007

Dr. Gerhard Rupprecht	Member, Management Board	January 10, 2007

Jean Philippe Thierry	Member, Management Board	January 10, 2007

Signature	Title	Date

/s/ Dr. Herbert Walter Dr. Herbert Walter	Member, Management Board	January 10, 2007

/s/ Dr. Werner Zedelius Dr. Werner Zedelius	Member, Management Board	January 10, 2007

/s/ Raymond J. Fisher Raymond J. Fisher	Authorized U.S. Representative	January 10, 2007

EXHIBIT INDEX

Exhibit Number
3.1	English Translation of Statutes of Allianz SE.

4.1	Deposit Agreement by and between Allianz SE (formerly Allianz Aktiengesellschaft), JPMorgan Chase Bank (formerly Morgan Guaranty Trust Company of New York), and all holders from time to time of ADRs issued thereunder, dated November 3, 2000. Previously filed as an Exhibit to Registration Statement No. 333-12750, which is incorporated herein by reference.

4.2	Form of American Depository Receipt. Previously filed as an Exhibit to Registration Statement No. 333-136367, which is incorporated herein by reference.

4.3	Allianz Employee Stock Purchase Plan for Employees of the North American Allianz Group Companies, dated January 1, 2007.

5.1	Opinion of General Counsel of Allianz SE.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprüfungsgesellschaft.

23.2	Consent of General Counsel of Allianz SE (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).